EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Fiscal 2005 Second Quarter Net Earnings Triple
Operating Earnings Increase More Than 80 Percent

GRAND RAPIDS, MICHIGAN-October 6, 2004-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2005 second quarter ended September 11, 2004.

"We are pleased to report a substantial increase in profitability during the second quarter," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "The second quarter operating and net earnings are at the highest levels in the past three years. Our business focus of maintaining an appropriate balance of sales growth, cost control and profit growth led to this dramatic improvement. "

Consolidated net sales for the 12-week second quarter were $486.7 million compared with $491.4 million in the corresponding 12-week period last year. Second-quarter retail comparable store sales increased 1.4 percent due to strong performance in the Company's supermarket division and the previously disclosed change in accounting for bottle deposits, which contributed 0.7 percent to the comparable store sales increase. The retail sales increase was offset by lower sales in the Company's distribution segment.

Operating earnings increased by more than 80 percent to $13.2 million from $7.3 million in last year's second quarter. The operating earnings improvement was due to a higher gross margin rate and lower operating expenses.

Second-quarter net earnings of $7.0 million, or $0.34 per diluted share, were more than three times higher than last year's second quarter net earnings of $1.8 million, or $0.09 per diluted share. The second-quarter net earnings included a loss from discontinued operations of $(0.1) million, or $(0.01) per diluted share, which compared with a net loss from discontinued operations of $(1.0) million, or $(0.05) per diluted share, in last year's second quarter.

Gross margin improved 60 basis points to 19.5 percent compared with 18.9 percent in last year's second quarter as a result of the change in timing of certain new product initiatives previously disclosed in the prior quarter.

Operating expenses declined 4.4 percent to $81.8 million from $85.6 million in last year's second quarter. As a percentage of sales, operating expenses declined 60 basis points to 16.8 percent compared with 17.4 percent in the corresponding quarter last year. The operating expense improvement was due to more efficient store labor, lower depreciation expense, and the effects of the Company's continuing cost containment policies, partially offset by higher employee benefit costs. Also contributing to the operating earnings improvement was a non-recurring $1.0 million contract termination and non-performance payment received from a former distribution customer, which was recorded as an offset to selling, general and administrative expense.

Year-to-date

Consolidated net sales for the 24-week year-to-date period increased 0.7 percent to $961.0 million from $953.9 million in the corresponding 24-week period last year. Gross margin for the 24-week period improved 20 basis points to 18.8 percent compared with 18.6 percent in the same period last year. Operating expenses for the year-to-date period declined 4.9 percent to $162.9 million from $171.3 million in the same period last year. As a percentage of sales, operating expenses declined 110 basis points to 16.9 percent compared with 18.0 percent in the corresponding period last year.

Year-to-date operating earnings more than doubled to $18.1 million from $6.4 million for the same period last year. The operating earnings improvement was due primarily to lower operating expenses. Net earnings for the 24-week period increased to $8.5 million, or $0.41 per diluted share, compared to a net loss of $(4.3) million, or $(0.22) per diluted share, in the corresponding period last year. Year-to-date net earnings include a $(0.3) million loss from discontinued operations, or $(0.01) per diluted share, compared with a $(4.0) million loss from discontinued operations, or $(0.20) per diluted share, for the corresponding period last year.

Operating Segments

Retail net sales increased 0.7 percent to $232.2 million from $230.5 million in last year's second quarter. Comparable store sales increased 1.4 percent for the quarter, representing the sixth consecutive quarter of comparable store sales growth. Retail supermarket sales showed strong increases during the second quarter, but were partially offset by lower prescription sales at in-store pharmacies and lower sales at the Pharm stores. The decline in pharmacy sales is primarily the result of the previously disclosed United Auto Worker's mandate that requires members to switch to mail order prescription refills for maintenance medications. Retail segment operating earnings improved 60.2 percent to $6.8 million from $4.2 million in the corresponding period last year. Higher retail sales volumes and improved store labor efficiency led to the improvement in operating earnings.

Distribution net sales decreased 2.4 percent to $254.5 million from $260.9 million in last year's second quarter. The decline in distribution sales was the result of a strategic shift in the Company's annual fall private label promotion to the third quarter and the loss of two distribution customers. Also contributing to the decrease was the cycling of incremental sales to existing customers in fiscal 2004 due to the power outage that affected the Detroit area. Sales to the former distribution accounts were approximately $6.0 million out of total distribution sales of $515 million for the first two quarters of fiscal 2005 and approximately $13.0 million for the combined third and fourth quarters of fiscal 2004. Operating earnings improved to $6.4 million compared with $3.0 million in last year's second quarter. The improvement in operating earnings was due primarily to higher gross profit margins as a result of the shift in timing of new product initiatives from the first quarter and the previously mentioned non-recurring distribution contract payment.

Cash Flow & Balance Sheet

Strengthening business fundamentals have significantly improved the Company's cash flow. Year-to-date, cash from operations improved more than 350 percent to $32.8 million compared with $7.2 million in the corresponding year-to-date period last year. The improvement is a direct result of higher profitability and a continuing focus on better working capital management.

The improved cash flow led to a $22.3 million, or 17.3 percent, decline in total long-term debt (including current maturities) to $106.5 million as of September 11, 2004 from $128.8 million at the end of fiscal 2004.

Outlook

"During the next 12 months, we expect our comparable store sales growth to moderate further as we compare results against the strong sales growth reported in the previous year, cycle competitive store closings, and as new supercenters open in our markets," continued Mr. Sturken. "We are, however, improving the offering to our customers by continuing to implement more effective category management practices, adding more convenient services such as in-store pharmacies and improving physical facilities with our remodel and new store programs. We believe that these consumer-oriented offerings and programs will help sustain our positive momentum and strengthen our market position.

"To date, we completed store remodels and/or merchandise resets at eight stores, which places us on schedule to complete 10 to 13 stores by year's end. By the end of fiscal 2005, we will have completed remodels and/or resets at more than 30 of our retail supermarkets since undertaking the initiative.

"Late in the second quarter, we introduced our Spartan brand private label product in two major dairy categories; ice cream and yogurt. Preliminary sales results are very favorable. We expect sales growth in these two categories to improve as these and other products are made available to our independent retail operators during the remainder of the fiscal year," concluded Mr. Sturken.

The Company has revised its fiscal 2005 consolidated net sales outlook to range from flat to a one percent increase. Comparable store sales are still expected to range from flat to an increase of 1.5 percent. Consolidated gross margin as a percentage of sales is expected to be slightly higher than fiscal 2004's level by the end of fiscal 2005. Operating expenses in total and as a percentage of sales are expected to be lower than reported in fiscal 2004. Due to the seasonality of its northern Michigan retail operations and the impact of higher employee benefit costs, operating expense run rates during the second half of the fiscal year will be less favorable than those reported during the first half of fiscal 2005. Fiscal 2005's depreciation expense is expected to approximate $22 million and capital expenditures are expected to be approximately $20 million to $25 million.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 7, 2004. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", "anticipates", "believes", "looks forward", "plans", "estimates", "intends", has "priorities", "objectives", or an "outlook" that a particular occurrence "will", "may", "could" or "should" occur; or that there is "progress", "momentum", "indications" or "on track" toward a particular result or occurrence; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our continuing ability to strengthen retail store performance, improve sales growth, increase gross margin, reduce operating cost structures, improve financial and operational performance, satisfy contractual requirements and conditions, sell assets that are held for sale on favorable terms, continue trends, meet the requirements of our debt covenants, and implement other programs, plans, strategies, objectives, goals or expectations will be affected by many factors, including changes in economic conditions and competition, changes in the food and distribution industries; sales volume changes, loss of customers or suppliers, changes in the interest rate environment, and labor shortages, stoppages or unrest. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 11, 2004	(12 weeks) Sept. 13, 2003	(24 weeks) Sept. 11, 2004	(24 weeks) Sept. 13, 2003

Net sales	$486,701	$491,371	$961,026	$953,940
Cost of sales	391,610	398,504	780,035	776,310
Gross margin	95,091	92,867	180,991	177,630

Operating expenses
Selling, general and administrative	77,134	79,481	152,935	159,055
Depreciation and amortization	4,711	6,114	9,933	12,195
Total operating expenses	81,845	85,595	162,868	171,250

Operating earnings	13,246	7,272	18,123	6,380

Non-operating expense (income)
Interest expense	2,277	3,138	4,569	7,108
Interest income	(41)	(79)	(88)	(214)
Other, net	99	(6)	117	39
Total non-operating expense, net	2,335	3,053	4,598	6,933

Earnings (loss) before income taxes and discontinued operations	10,911	4,219	13,525	(553)
Income taxes	3,817	1,489	4,732	(193)

Earnings (loss) from continuing operations	7,094	2,730	8,793	(360)

Loss from discontinued operations, net of taxes	(143)	(958)	(289)	(3,985)

Net earnings (loss)	$6,951	$1,772	$8,504	$(4,345)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.35	$0.14	$0.43	$(0.02)
Loss from discontinued operations	(0.01)	(0.05)	(0.01)	(0.20)
Net earnings (loss)	$0.34	$0.09	$0.42	$(0.22)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.35	$0.14	$0.42	$(0.02)
Loss from discontinued operations	(0.01)	(0.05)	(0.01)	(0.20)
Net earnings (loss)	$0.34	$0.09	$0.41	$(0.22)

Weighted average number of shares outstanding:
Basic	20,468	19,947	20,361	19,962
Diluted	20,694	20,077	20,572	19,962

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 11, 2004	March 27, 2004
ASSETS
Current assets
Cash and cash equivalents	$13,450	$12,838
Accounts receivable, net	41,956	39,732
Inventories	92,265	97,771
Other current assets	13,841	15,931
Property and equipment held for sale	3,972	4,051
Total current assets	165,484	170,323

Other assets
Goodwill, net	72,105	72,105
Deferred taxes on income	21,999	25,147
Other	14,657	16,438
Total other assets	108,761	113,690
Property and equipment, net	105,156	108,437
Total assets	$379,401	$392,450

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$81,591	$75,206
Accrued payroll and benefits	21,892	24,374
Insurance reserves	6,508	7,009
Other accrued expenses	18,294	20,291
Current maturities of long-term debt	5,227	4,177
Total current liabilities	133,512	131,057

Other long-term liabilities	29,850	31,110

Long-term debt	101,230	124,616

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,477 and 20,092 shares outstanding	117,944	116,666
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(819)	(179)
Accumulated other comprehensive loss	(182)	(182)
Accumulated deficit	(2,134)	(10,638)
Total shareholders' equity	114,809	105,667
Total liabilities and shareholders' equity	$379,401	$392,450

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks) Sept. 11, 2004	(24 weeks) Sept. 13, 2003

Net cash provided by operating activities	$32,778	$7,177
Net cash used in investing activities	(7,833)	(3,761)
Net cash used in financing activities	(21,778)	(8,809)
Net cash used in discontinued operations	(2,555)	(1,455)
Net increase (decrease) in cash and cash equivalents	612	(6,848)
Cash and cash equivalents at beginning of period	12,838	23,306
Cash and cash equivalents at end of period	$13,450	$16,458

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 11, 2004	(12 weeks) Sept. 13, 2003	(24 weeks) Sept. 11, 2004	(24 weeks) Sept. 13, 2003
Retail Segment:

Net sales	$232,189	$230,502	$445,700	$442,775
Operating earnings	$6,802	$4,247	$6,940	$1,260

Grocery Distribution Segment:

Net sales	$254,512	$260,869	$515,326	$511,165
Operating earnings	$6,444	$3,025	$11,183	$5,120